                                                       Draft (9): 26 August 1997

                               DATED  AUGUST      1997

                INTERNATIONAL WIRELESS COMMUNICATIONS PAKISTAN LIMITED


                          PAKISTAN WIRELESS HOLDINGS LIMITED


                SOUTH ASIA WIRELESS COMMUNICATIONS (MAURITIUS) LIMITED


                               VANGUARD PAKISTAN, INC.


                                         AND


                           ASIA PACIFIC CELLPHONE CO. INC.

                          ---------------------------------

                                  DEED OF ADHERENCE
                                          TO
                               SHAREHOLDERS' AGREEMENT

                          ---------------------------------



                                     DENTON HALL
                                 10/F HUTCHISON HOUSE
                                   10 HARCOURT ROAD
                                       CENTRAL
                                      HONG KONG

                          REF: MDG/JSC/JL/85998.8/0085862.21


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                                       CONTENTS

CLAUSE HEADING                                                              PAGE

1.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.  Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

4.  Subscription . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

5.  Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

6.  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

7.  Exercise of First Option . . . . . . . . . . . . . . . . . . . . . . .   5

8.  Amendments to IWCPL Shareholders' Agreement. . . . . . . . . . . . . .   5

9.  Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

10. Representations, Warranties and Undertakings . . . . . . . . . . . . .   9

11. Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

12. Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

14. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


EXHIBIT A     IWCPL Shareholders' Agreement

EXHIBIT B-1   PMCL Shareholders' Agreement

EXHIBIT B-2   Side Letters to the PMCL Shareholders' Agreement

EXHIBIT C-1   Memorandum and Articles of Association of the Company

EXHIBIT C-2   Resolutions of the Shareholders of the Company

EXHIBIT D     Loan Agreement

EXHIBIT E     Corporate Information relating to the Company

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EXHIBIT F     Form of Letter from the Company to Motorola

EXHIBIT G     Costs and Expenses Letter

THIS DEED OF ADHERENCE is dated August 1997 and is made BETWEEN:

(1) INTERNATIONAL WIRELESS COMMUNICATIONS PAKISTAN LIMITED, a Mauritius company with its registered offices at P.O. Box 1130, 3rd Floor, 12 Remy Ollier Street, Port Louis, Mauritius (the "Company");

(2) PAKISTAN WIRELESS HOLDINGS LIMITED, a Mauritius company with its registered offices at PO Box 1130, 3rd Floor, 12 Remy Ollier Street, Port Louis, Mauritius ("IWC");

(3) SOUTH ASIA WIRELESS COMMUNICATIONS (MAURITIUS) LIMITED, a Mauritius company with its address for correspondence at c/o Asian Infrastructure Fund Advisers Limited, Suite 2302-03, Nine Queen's Road Central, Hong Kong ("SA Wireless");

(4) VANGUARD PAKISTAN, INC, a Delaware corporation with its principal offices at 2002 Pisgah Church Road, Suite 300, Greensboro, NC 27405, U.S.A. ("Vanguard"); and

(5) ASIA PACIFIC CELLPHONE CO. INC., a Mauritius company with its registered offices at 6/F, Cerne House, Chaussee Port Louis, Mauritius ("Asia Pacific").

WHEREAS:

(A) This Deed is supplemental to an Amended and Restated Shareholders' Agreement in respect of the Company dated as of 13 August 1997 (the "IWCPL Shareholders' Agreement") to which IWC, SA Wireless, Vanguard and the Company are parties. An executed copy of the IWCPL Shareholders' Agreement is annexed to this Deed as Exhibit A.

(B) Asia Pacific wishes to be allotted 1,269 Ordinary Shares and 14,986,890 Redeemable Preference Shares in the share capital of the Company and, in accordance with Section 4(g) of the IWCPL Shareholders' Agreement, has agreed to enter into this Deed.


NOW THIS DEED WITNESSETH that:

         1.   INTERPRETATION

         In this Deed:

                   (a) except as the context may otherwise require, all words and expressions defined in the IWCPL Shareholders' Agreement shall have the same meanings when used herein;

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                   (b)  "Completion" shall mean completion of the transactions contemplated in this Deed and "Completion Date" shall mean the date of the First Option Closing or such other date as may be agreed by the parties; and

                   (c) references to Clauses shall be to clauses of this Deed and references to Sections and sub-sections shall be to sections and sub-sections of the IWCPL Shareholders' Agreement.

         2.   CONDITIONS

              2.1  Completion of this Deed is conditional upon:

                   (a) completion of the Motorola Share Purchase Agreement in accordance with its terms and execution of all documents ancillary thereto (including the PMCL Shareholders' Agreement substantially in the form of Exhibit B-1 hereto) and no amendments having been made thereto since the date of execution thereof without the prior written consent of Asia Pacific;

                   (b) completion of the Share Purchase Agreement between the Company and Continental Communications Limited in accordance with its terms and execution of all documents ancillary thereto and no amendments having been made thereto since the date of execution thereof without the prior written consent of Asia Pacific;

                   (c) execution of the side letter to the PMCL Shareholders' Agreement substantially in the form of the draft attached hereto as Exhibit B-2 (together with the PMCL Letter Agreement referred to as the "Side Letters"); and

                   (d) Asia Pacific requiring the Company in writing to exercise the First Option and Asia Pacific funding the purchase price of the First Option Shares (as defined in the Motorola Share Purchase Agreement) and the capital contribution of US$1,027,890 in connection therewith.

              2.2 The parties may waive all or any of the conditions set out in Clause 2.1 by written agreement.

              2.3 The parties hereto shall use all reasonable endeavours to ensure that the conditions set out in Clause 2.1 shall be fulfilled by the date referred to in Clause 2.4.

              2.4 If the conditions set out in Clause 2.1 shall not have been fulfilled (or waived in accordance with Clause 2.2) by 5:00 pm London time on 5 September 1997, this Deed and everything herein contained shall, subject to the liability of any party to the others in respect of any breaches of the terms hereof, including the obligations under Clause 2.3, antecedent thereto, be null and void and of no effect.

              2.5 Completion shall occur simultaneously with the First Option Closing. The obligation of Asia Pacific to subscribe for Shares under this Deed shall be conditional on and interdependent with the First Option Closing. If (for any reason other than default on the part of Asia Pacific) the First Option Closing does not take place as contemplated under the Motorola Share Purchase Agreement or the Asia Pacific Shares are not transferred to Asia Pacific in accordance with the terms of this Deed, the Company shall return forthwith all monies paid to it hereunder by Asia Pacific together with any interest accrued thereon.

         3.   WAIVER

         Each of IWC, SA Wireless and Vanguard hereby waives its Right of First Offer granted pursuant to Section 4 of the IWCPL Shareholders' Agreement and any breach of the IWCPL Shareholders' Agreement caused by the execution and performance of this Deed.

         4.   SUBSCRIPTION

              4.1 On the terms and subject to the conditions set out in this Deed, on Completion Asia Pacific shall subscribe for, and the Company shall issue and allot to Asia Pacific and/or its nominee, 1,269 Ordinary Shares and 14,986,890 Redeemable Preference Shares (together the "Asia Pacific Shares") free from all liens, charges and encumbrances together with all rights attaching thereto as from the date hereof including the right to receive all dividends and distributions declared, made or paid by the Company on or after the date hereof. This Deed shall constitute Asia Pacific and/or its nominee's application for the Asia Pacific Shares, subject to the Memorandum and Articles of Association of the Company.

              4.2 The subscription price payable by Asia Pacific to the Company shall be US$12.69 for the Ordinary Shares, representing a price of US$0.01 per Ordinary Share and US$14,986,890 for the Redeemable Preference Shares, representing a price of US$1.00 per Redeemable Preference Share. No later than 2 September 1997, Asia Pacific shall deliver payment to the Company by way of telegraphic transfer of the sum of US$14,986,902.69, which shall be applied at Completion to the payment of the subscription price of the Asia Pacific Shares. If Asia Pacific shall fail to make such payment by 5 September 1997 and the Company shall have already irrevocably exercised the First Option, then Asia Pacific shall, or failing Asia Pacific, Thorton Holdings Limited, whose registered office is at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town Tortola, British Virgin Islands, shall, indemnify the Company for all reasonable costs, losses, liabilities, claims, actions, proceedings and expenses properly incurred by the Company, that arise directly from the breach by Asia Pacific of its obligations to make such payment.

              4.3 Completion shall take place at the offices of Motorola in London, England on or before the Completion Date when all (but not part only) of the following business shall be transacted:

                   (a) IWC, SA Wireless and Vanguard shall procure the directors of the Company to deliver to Asia Pacific (or its authorised representative(s)) the following in respect of the Asia Pacific Shares subscribed for by Asia Pacific pursuant to this Deed:

                          (i)     minutes of a board meeting of the board of
directors of the Company at which upon payment in full by Asia Pacific and/or its nominee of the subscription price payable for the Asia Pacific Shares pursuant to Clause 4.2, valid resolutions are passed to allot and issue the Asia Pacific Shares to Asia Pacific and/or its nominee, to seal, issue and deliver to Asia Pacific and/or its nominee share certificates duly executed on behalf of the Company and to authorise and direct the company secretary to enter the particulars of Asia Pacific and/or its nominee in the register of members of the Company as the holder(s) of the Asia Pacific Shares;

                          (ii)    share certificates in respect of the Asia
Pacific Shares, duly executed on behalf of the Company; and

                          (iii)   copies of all of the agreements referred to
in Clause 2.1 and of all ancillary documents thereto and evidence reasonably satisfactory to Asia Pacific that execution and completion of such agreements has taken place in accordance with their respective terms.

                   (b) IWC, SA Wireless and Vanguard shall procure a meeting of the board of directors of the Company to be held at which resolutions shall be passed:

                          (i)     to approve and give effect to all of the
matters referred to above;

                          (ii)    to approve Asia Pacific and such of its
nominees as aforesaid for registration as the holder(s) of the Asia Pacific Shares; and

                          (iii)   to appoint Harry A. Cockrell as a new
director of the Company with effect from the close of business of the relevant meeting.

                   (c) Asia Pacific shall provide evidence to the Company that it has already delivered payment to the Company by way of telegraphic transfer of the sum of US$14,986,902.69 in payment of the subscription price for the Asia Pacific Shares.

              4.4 No party shall be obliged to complete this Deed or perform any obligations hereunder unless the other parties comply fully with the requirements of this Clause 4.

         5.   COVENANT

         Asia Pacific hereby covenants to the other parties hereto and to the Company as trustee for all other persons who may hereafter become bound by the IWCPL Shareholders' Agreement, to adhere to and be bound, with effect from Completion, by all the duties, burdens and obligations of a shareholder holding the same class of share capital as the Asia Pacific Shares imposed pursuant to the provisions of the IWCPL Shareholders' Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if Asia Pacific had been an original party to the IWCPL Shareholders' Agreement since the date thereof.

         6.   ENFORCEABILITY

         Each existing shareholder and the Company shall, with effect from Completion, be entitled to enforce the IWCPL Shareholders' Agreement against Asia Pacific, and Asia Pacific shall, with effect from Completion, be entitled to all rights and benefits of the other Shareholders qua shareholders under the IWCPL Shareholders' Agreement in each case as if Asia Pacific had been an original party to the IWCPL Shareholders' Agreement since the date thereof.

         7.   EXERCISE OF FIRST OPTION

         The parties agree that, notwithstanding Section 5.1 of the IWCPL Shareholders' Agreement, the decision to exercise the First Option shall be made by Asia Pacific. Asia Pacific hereby gives notice to the Company to exercise the First Option and gives notice to the other Shareholders to cause the Company to exercise the First Option in accordance with the provisions of Clauses 9(a) to (d) of the Motorola Share Purchase Agreement and the other Shareholders shall procure the Company to execute and deliver a notice of exercise to Motorola substantially in the form set out in Exhibit F and to apply US$13,959,000 of the subscription monies received from Asia Pacific in payment of the First Option Purchase Price (as defined in the Motorola Share Purchase Agreement).

         8.   AMENDMENTS TO IWCPL SHAREHOLDERS' AGREEMENT

         The IWCPL Shareholders' Agreement shall, with effect from Completion, be amended as follows:

                   (a)    RECITALS

                          (i)     by inserting after the first paragraph of the
IWCPL Shareholders' Agreement, the following new recital:

         "The Company, International Wireless Communications Limited and SA Wireless are each parties to that certain Shareholders' Agreement, dated as of 17 July 1997 and in accordance with Section 15.7 of that agreement, each party hereby agrees to amend and restate that agreement in its entirety as set forth below."
                          (ii)    by deleting the original second recital
paragraph and replacing it in its entirety by the following:

         "The Company has issued and allotted to IWC, and IWC has subscribed for, 23,622,000 Shares, comprised of 2,000 Ordinary Shares and 23,620,000 Redeemable Preference Shares, and the Company has issued and allotted to SA Wireless, and SA Wireless has subscribed for, 23,622,000 Shares comprised of 2,000 Ordinary Shares and 23,620,000 Redeemable Preference Shares, and the Company has issued and allotted to Vanguard, and Vanguard has subscribed for 7,086,600 Shares, comprised of 600 Ordinary Shares and 7,086,000 Redeemable Preference Shares."

                          (iii)   by adding "subject to the terms and
conditions thereof" after the words "IWC will vote all Shares held by Vanguard" on the last line of the third original recital paragraph.

              (b)  DEFINITIONS

         by amending the definition of "Shareholder" in Section 1.1 by deleting Clause (i) thereof and replacing it in its entirety by "each of IWC Group, SA Wireless and Asia Pacific for so long as such Shareholder remains a shareholder of the Company,".

              (c)  FIRST OPTION

         by deleting the words "up to" on the sixth line of Section 2.2(a).

              (d)  IWC OPTION

         by deleting Sections 5.2, 5.3 and 5.4 and replacing them in their entirety by the following:

         8.2  IWC OPTION

              (a) Asia Pacific hereby irrevocably and unconditionally grants an option to the IWC Group (the "IWC Option"), effective upon the exercise of the First Option, exercisable on one occasion only at any time in the 12 month period commencing from 1 January 1998 (the "IWC Option Period") to purchase from Asia Pacific such number of Shares held by Asia Pacific as amount to 5.71% of the issued share capital of the Company at that time (the "IWC Option Shares") on the terms and subject to the conditions of this Section 5.2 and Section 5.4; PROVIDED, HOWEVER, that notwithstanding the foregoing, IWC may exercise the IWC Option on one occasion at any time prior to the commencement of the IWC Option Period if it pays to Asia Pacific the IWC Option Share Price (as defined in
Section 5.4(a)) calculated as if the IWC Option had been exercised as of 1 January 1998.

              (b) Subject to this Section 5.2 and Section 5.4, the IWC Group may, at any time during the IWC Option Period, exercise the IWC Option by serving on Asia Pacific written notice of such exercise. The notice of exercise of the IWC Option once served shall be irrevocable and binding on the IWC Group and may not be withdrawn without the prior written consent of Asia Pacific.

         8.3  Asia Pacific Put Right

              (a) Asia Pacific shall have the right (the "Asia Pacific Put Right"), effective upon the exercise of the First Option, exercisable on one occasion only at any time in the 12 month period commencing from 1 January 1998 (the "Asia Pacific Put Period") and so long as the IWC Option has not theretofore been exercised, to sell the IWC Option Shares to IWC and IWC shall be obligated to purchase the IWC Option Shares from Asia Pacific on the terms and subject to the conditions of this Section 5.3 and Section 5.4.

              (b) Subject to this Section 5.3 and Section 5.4, Asia Pacific may, at any time during the Asia Pacific Put Period and so long as the IWC Option has not theretofore been exercised, exercise the Asia Pacific Put Right by serving on IWC written notice of such exercise. The notice of exercise of the Asia Pacific Put Right once served shall be irrevocable and binding on Asia Pacific and may not be withdrawn without the prior written consent of IWC.

         8.4  Closing of IWC Option or Asia Pacific Put Right

              (a) The purchase price (the "IWC Option Share Price") payable by the IWC Group for the IWC Option Shares, whether pursuant to the exercise of the IWC Option under Section 5.2 or the exercise of the Asia Pacific Put Right under
Section 5.3, shall be the sum of the amounts that have been paid by the Company in respect of the underlying shares of PMCL that are attributable and correspond to the IWC Option Shares (the "Underlying Asia Pacific PMCL Shares") by way of the original Purchase Price (as defined in the Motorola Share Purchase Agreement) per share of the Underlying Asia Pacific PMCL Shares, any amounts funded by the Company as additional capital contributions or shareholder loans to PMCL in respect of the Underlying Asia Pacific PMCL Shares, the amounts of any loans that the Company may have made to Saif Telecom (Pvt.) Limited ("SAIF") to enable SAIF to respond to any shareholder loans to, or any capital call of, PMCL which are attributable to the Underlying Asia Pacific PMCL Shares and the pro rata share based on the percentage of the IWC Option Shares to the total issued Shares of the fees, costs and expenses of third party advisors and consultants engaged on behalf of the Company in connection with evaluating the proposed acquisition of shares in PMCL and of any fees (if any) required to have been paid in connection with the consummation of the acquisition by the Company of shares in PMCL (such amounts, collectively, the "Actual Investment Cost"), plus a return in United States dollars terms on the Actual Investment Cost calculated at a rate equal to a 40% internal rate of return. The calculation of the internal rate of return shall be made with respect to each separate amount that constitutes the Actual Investment Cost commencing on the date each such separate amount was paid by the Company in respect of the Underlying Asia Pacific PMCL Shares. For the purposes of this Section 5.4(a), "internal rate of return" means the discount rate which, when applied, constitutes the present value, as of the date of closing of the sale and purchase of the IWC Option Shares, of the Actual Investment Cost that is equal to the present value as of the date of closing of the sale and purchase of the IWC Option Shares of all the proceeds generated from the Actual Investment Cost.

              (b)  Following the exercise of the IWC Option in accordance with
Section 5.2 or the exercise of the Asia Pacific Put Right in accordance with
Section 5.3, the closing of the sale and purchase of the IWC Option Shares shall take place at the principal offices of the Company or such other place as IWC and Asia Pacific mutually agree on the seventh Business Day after the date of the exercise of the IWC Option or the Asia Pacific Put Right, as the case may be. At the closing, (i) Asia Pacific shall deliver share certificates to IWC totalling the number of the IWC Option Shares, together with instruments of transfer in respect thereof, and (ii) IWC shall pay the IWC Option Share Price in cash by wire transfer of immediately available funds to the bank account designated by Asia Pacific in writing."

              (c)  SHAREHOLDER VOTES

         by deleting the words "consent of all of the Shareholders owning 90%" in the second line of Section 6.2(a) and replacing them with "consent of Shareholders owning collectively at least 90%".

              (d)  BOARD OF THE COMPANY

         by deleting the words "three nominees of SA Wireless" where they appear in Section 6.3.2 and substituting therefor the words "two nominees of SA Wireless and (iii) one nominee of Asia Pacific".

              (e)  WRITTEN RESOLUTION

         by amending Section 6.4.5 by adding the word "prior" before the word "notice".

              (f)  PMCL BOARD

                   (i) by deleting "but if the number of directors constituting the PMCL Board is increased to 10, then AIF shall have the right to directly nominate three directors to the PMCL Board" in the fourth to six lines of Section 6.5; and

                  (ii)  by adding at the end of the first sentence of Section
6.5 the following as sub-clause (c): "and (c) so long as Asia Pacific owns beneficially not less than 11% of the total issued Shares, Asia Pacific shall have the right to cause the Company to nominate one director designated by Asia Pacific from time to time to the PMCL Board and to cause the Company to remove and / or replace such director from time to time, by written notice to the Company, which notice the Company shall comply with and the Shareholders agree to procure the Company to do the foregoing. For the avoidance of doubt, in the event that the Shareholders become direct shareholders of PMCL following a Deadlock (as defined in Section 6.9) the Shareholders shall have the right to nominate the same number of directors directly to the PMCL Board as under this Section 6.5".

              (g)  PMCL AFFAIRS

                   (i) by deleting the words "unanimous vote of the Shareholders" in the third line of Section 6.6(a) and replacing them with "vote of Shareholders owning collectively at least 90% of the Shares"; and

                  (ii) by deleting Section 6.6(b) and replacing it in its entirety with:

                        A. Except for the matters referred to in Section 6.2, the Shareholders and the Board shall discuss matters concerning the business of PMCL with a view to achieving a vote of at least 90% of the Shares held by the IWC Group, SA Wireless and Asia Pacific in respect of decisions of the shareholders of PMCL or of the PMCL Board. If such voting threshold cannot be reached then (i) in the case of a PMCL shareholder decision, the

Company in its capacity as a shareholder of PMCL shall vote the shares held by it in PMCL in such manner to reflect the differing positions of the IWC Group, SA Wireless and Asia Pacific, and (ii) in the case of a PMCL Board decision, each of the IWC Group, SA Wireless and Asia Pacific shall be free to direct their nominees on the PMCL Board to vote as the IWC Group, SA Wireless or Asia Pacific, as the case may be, may determine."

              (h)  MANAGEMENT OF PMCL

         by adding "and Asia Pacific" after the words "SA Wireless" in the 9th and 10th lines of Section 6.7.

              (i)  NON-COMPETITION

         by adding the words "or Asia Pacific or an Affiliate thereof" after the words "SA Wireless or an Affiliate thereof" on the third line of Section 6.8, the words "and to Asia Pacific or an Affiliate designated by it" after the words "SA Wireless or an Affiliate designated by it" on the seventh line, the words "and Asia Pacific" after "IWC Group and SA Wireless" on the ninth line, the words "and to Asia Pacific or its Affiliate" after the words "SA Wireless or its Affiliate" on the tenth line and the words "or to Asia Pacific" after the words "SA Wireless" on the fourteenth line.

              (j)  NOTICES

         by adding the following sub-section (d) to Section 15.2:

         "if to Asia Pacific, to:

         Asia Pacific
         Suite 1101
         Two Pacific Place
         88 Queensway
         Hong Kong

         Attention:     Harry A. Cockrell
         Facsimile No:  852-2869-6201"

         9.  ENFORCEMENT

         The Company hereby undertakes to take all reasonable steps required by IWC, SA Wireless, Vanguard and/or Asia Pacific (at the request of any of the foregoing) to enforce the provisions of the PMCL Shareholders' Agreement and the Side Letters against the other parties thereto.

         10. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

              (a) IWC and SA Wireless hereby severally warrant and represent to Asia Pacific as at Completion:

                   (i) that the PMCL Shareholders' Agreement and the Side Letters have been executed substantially in the form of the drafts attached hereto as Exhibits B-1 and B-2, that such agreements and each of the other agreements referred to in Clause 2.1 have been completed in accordance with their terms and that no amendments have been made to these agreements or to the IWCPL Shareholders' Agreement (save for this Deed and the Side Letters set out in Exhibit B-2) since their respective dates of execution;

                  (ii) that the 1,269 Ordinary Shares and the 14,986,890 Redeemable Preference Shares to be issued and allotted to Asia Pacific shall, at Completion, comprise 21.62% of the issued Ordinary Shares and the issued Redeemable Preference Shares of the Company respectively and shall be issued fully paid up and that the Ordinary Shares and the Redeemable Preference Shares shall carry the same voting and other rights as the other existing Ordinary Shares and Redeemable Preference Shares, respectively and that, subject to completion of the First Option, the Company shall hold beneficially not less than 58.69% of the issued share capital of PMCL;

                 (iii) that the Memorandum and Articles of Association of the Company are in the form attached hereto as Exhibit C-1 and have been or will be amended in accordance with the resolutions of the shareholders of the Company dated 13 August 1997 and attached hereto as Exhibit C-2;

                  (iv) the Company has not carried on any business, incurred any liabilities or entered into any agreements since its date of incorporation other than as contemplated in the IWCPL Shareholders' Agreement and the agreements referred to in Clause 2.1 and in sub-clause (v);

                   (v) the Company has entered into a loan agreement with PMCL, a copy of which is attached hereto as Exhibit D pursuant to which the Company has agreed to advance to PMCL the sum of US$7,157,487 on the terms and conditions set out in such agreement and no amendments have been or will be made to such agreement prior to Completion;

                  (vi) the Company has been duly incorporated under the laws of Mauritius, is validly existing and is not engaged in any action or proceeding before any court, tribunal, arbitrator or similar authority;

                 (vii) the execution and performance by it and by the Company of the agreements referred to in Clause 2.1 to which it is a party have been duly authorised and do not violate any laws of Mauritius and the obligations expressed to be assumed by such party constitute legal, valid and binding obligations of that party;

                (viii) no option or lien or other form of security has been granted or agreed to be granted in respect of any of the shares of PMCL held by the Company other than pursuant to the IWCPL Shareholders' Agreement and the PMCL Shareholders' Agreement; and

                  (ix) the information contained in Exhibit E is (not taking into account Asia Pacific's subscription hereunder) accurate in all material respects and is not misleading.

              (b) Each of Asia Pacific, IWC, Vanguard and SA Wireless hereby undertakes that, in the event of a transfer by the Company of any of its shares in PMCL (pursuant to paragraph 6 of the PMCL Letter Agreement) resulting from any default or action on its part, it shall promptly transfer to the other Shareholders, pro rata to their shareholdings in the Company, such number of its Shares as shall give each of them the same percentage indirect holding in PMCL as they had immediately prior to any such transfer by the Company.

         11. INFORMATION

         Each of IWC, SA Wireless, Vanguard and the Company hereby covenants, with effect from the date hereof through to the Completion Date, to Asia Pacific to keep Asia Pacific fully informed promptly in writing of the status of each of the agreements referred to in Clause 2.1 (including, without limitation, the expected dates of execution and/or completion of the same as the case may be) and shall supply and give Asia Pacific access to all information which may be relevant to Asia Pacific's decision to exercise the First Option that is in its possession or control and not at the date hereof subject to any obligations of confidentiality (but expressly excluding any financial or other analyses or statistics that are prepared by it for internal purposes) and such other information as Asia Pacific may reasonably request including evidence reasonably satisfactory to Asia Pacific of the fulfilment of the conditions set out in sub-clauses (a), (b) and (c) of Clause 2.1.

         12. COSTS AND EXPENSES

         12.1 Each party shall bear its own costs and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Deed.

         12.2 Subject to the conditions in Clause 2.1 being satisfied, Asia Pacific agrees with effect from Completion that by this Deed it shall be joined as a party to and become bound by the terms and conditions of the letter attached hereto as Exhibit G as though it were an original party thereto.

         13. COUNTERPARTS

         This Deed may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.

         14. GOVERNING LAW

         This Deed shall be governed by and construed in accordance with the laws of England and Wales.

         IN WITNESS whereof this Deed has been executed as a deed on the date first above written.



SIGNED by                     )
                              )
                              )
                              )
                              )
for and on behalf of          )
INTERNATIONAL WIRELESS        )
COMMUNICATIONS                )
PAKISTAN LIMITED              )
in the presence of:           )




SIGNED by                     )
                              )
                              )
                              )
                              )
for and on behalf of          )
PAKISTAN WIRELESS             )
HOLDINGS LIMITED              )
in the presence of:           )






SIGNED by                     )
                              )
                              )
                              )
                              )
for and on behalf of          )
SOUTH ASIA WIRELESS           )
COMMUNICATIONS                )
(MAURITIUS) LIMITED           )
in the presence of:           )

SIGNED by                        )
                                 )
                                 )
                                 )
                                 )
for and on behalf of             )
VANGUARD PAKISTAN, INC.          )
in the presence of:              )

SIGNED by                        )
                                 )
                                 )
                                 )
                                 )
for and on behalf of             )
ASIA PACIFIC CELLPHONE CO. INC.  )
in the presence of:              )

                                    EXHIBIT A
                         IWCPL SHAREHOLDERS' AGREEMENT

                                   EXHIBIT B-1
                          PMCL SHAREHOLDERS' AGREEMENT

                                   EXHIBIT B-2
                SIDE LETTERS TO THE PMCL SHAREHOLDERS' AGREEMENT

                                  EXHIBIT C-1
                                  -----------

             MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

                                  EXHIBIT C-2
                                  -----------

                 RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

                                   EXHIBIT D
                                   ---------

                                LOAN AGREEMENT

                                   EXHIBIT E
                                   ---------

                 CORPORATE INFORMATION RELATING TO THE COMPANY


1.   Authorised share capital:               US$77,000,000 comprised of
                                             100,000,000 Ordinary Shares and
                                             76,000,000 Redeemable Preference
                                             Shares


2.   Shareholders:


     Name         No. of Ordinary Shares     No. of Redeemable Preference Shares
     ----         ----------------------     -----------------------------------
     IWC                  2,000                           23,620,000

     SA Wireless          2,000                           23,620,000

     Vanguard               600                            7,086,000


3.   Directors

     Lee Kwee Tai

     Li Tsang Chung

     Robin M. Maule

     Hugh B.L. McClung

     John W. Troy

     Antonio Y.P. Yeung

                                   EXHIBIT F
                                   ---------

                  FORM OF LETTER FROM THE COMPANY TO MOTOROLA

                                   EXHIBIT G
                                   ---------

                           COSTS AND EXPENSES LETTER